EXHIBIT (a)(1)(E)

FORM OF EMAIL REMINDER

To:	Certain Eligible Employees

From:	[ ]

Re:	Reminder of Expiration of Offer to Exchange

This email is to remind you that October 29, 2020 at 10:00 p.m., Mountain Time is the final deadline to make an election to participate in Concrete Pumping’s exchange offer that is described in the Offer to Exchange Certain Outstanding Restricted Share Awards for New Restricted Share Awards, or the Offer to Exchange, as well as the other offer documents contained in the Schedule TO we filed with the Securities and Exchange Commission on October 1, 2020 (collectively, the “offer documents”), all of which were emailed to you and mailed to your home address.

If you wish to surrender your eligible restricted share award in exchange for a new restricted share award, as described in the Offer to Exchange, you must submit your Election Form by 10:00 p.m. Mountain Time, October 29, 2020 to Concrete Pumping Equity Administration via email, regular mail or overnight delivery.

There are no exceptions to this deadline. We encourage you not to wait until the last day to make your election if you wish to participate. To make an election, simply follow the instructions on the Election Form. The Offer to Exchange and the Withdrawal Form we previously sent to you also have information about how to withdraw your election before the end of the offer if you so choose.

Participation in the offer is completely voluntary. If you choose not to participate, your eligible restricted share award will remain outstanding until it is forfeited or vests by its existing terms, including the existing Performance Price Targets.

If you have questions, please call Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295.

The exchange offer is being made pursuant to the terms and conditions set forth in the Company’s Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission that were sent to eligible employees and are available free of charge on our Investor Relations website at https://ir.concretepumpingholdings.com or through the SEC website at www.sec.gov. You may also contact Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295 to receive a copy of these materials free of charge. You should read these written materials carefully because they contain important information about the exchange program, including risks related to the exchange. Capitalized terms but not otherwise defined in this email have the meanings set forth in the offer documents.